THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.
                         FIELD REPRESENTATIVE AGREEMENT

Agreement made this _________ day of ________by and between The Guardian Insurance & Annuity Company, Inc. ("GIAC"), a Delaware corporation and a wholly-owned subsidiary of The Guardian Life Insurance Company of America ("Guardian Life"), having its principal office located at 7 Hanover Square, New York, New York, 10004 and ___________________ ("Field Representative"). .

      1. The undersigned is presently a Field Representative of Guardian Life in accordance with a Field Representative Agreement bearing an effective date of ___________________("Guardian Life FR Agreement").

      2. GIAC hereby appoints the Field Representative for the limited purpose of soliciting applications for GIAC's Variable Whole Life Insurance Policies with Modified Scheduled Premiums marketed under the name Park Avenue Life ("PAL") and GIAC's Flexible Premium Variable Universal Life Policies marketed under the name Park Avenue VUL ("VUL"). There may be one or more policies marketed under the PAL name. Where necessary or appropriate, this Agreement will distinguish between them by appending the year of introduction. Currently, there are two policies marketed under this name -- "PAL '95 and PAL '97."

      3. The Field Representative shall at all times be associated with Park Avenue Securities LLC ("PAS"), a Broker-Dealer registered with the Securities and Exchange Commission ("SEC") and a member of the National Association of Securities Dealers, Inc. ("NASD") as an NASD Registered Representative or NASD Registered Principal and, if the particular jurisdiction requires, shall be licensed or registered as a securities agent of PAS. The Field Representative must at all times be validly licensed, registered or appointed by GIAC as a variable contracts agent in accordance with the requirements of the jurisdiction where solicitations for PAL and VUL contracts occur. The Field Representative may solicit for and sell PAL and VUL contracts in any jurisdiction where such contracts are filed and approved for sale by the governmental authorities having jurisdiction, provided the Field Representative is validly licensed, registered or otherwise qualified as required for the solicitation and sale of the PAL and VUL contracts in such jurisdictions.

      4. To the extent applicable, the Field Representative shall comply strictly with: (a) the laws, rules and regulations of all jurisdictions


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

            (state and local) in which the Field Representative solicits applications for and sells PAL and VUL contracts; (b) federal laws and the rules, regulations of the SEC; (c) the rules of the NASD;
            (d) the rules and procedures of PAS, and (e) the rules and procedures of GIAC. The Field Representative understands that failure to comply with such laws, rules, regulations and procedures may result in disciplinary action against the Field Representative by the SEC, a state or other local regulatory agency that has jurisdiction, the NASD, PAS and GIAC. Before any solicitations or sales of PAL and VUL are made, the Field Representative shall become familiar with and abide by the laws, rules, regulations and procedures of all of the above mentioned agencies or parties as are currently in effect and as they may be changed from time to time.

      5. The Field Representative shall have all applications for PAL and VUL accurately completed or reviewed and signed by the applicant and shall submit the applications to GIAC through PAS together with all payments received from applicants without any reductions. The Field Representative shall cause all checks or orders for PAL and VUL to be made payable to GIAC. GIAC shall reject any application that is submitted by or on behalf of a Field Representative not appropriately licensed as required by paragraph 3 of this Agreement.

      6. The Field Representative shall not make any statements concerning PAL and VUL except those that are contained in the current prospectuses for PAL and VUL and the prospectuses for their underlying variable investment options and shall not solicit for applications or make sales through the use of mailings, advertisements or sales literature or any other method of contact unless the material or a complete description of the method has been filed with the NASD and received written Approval of PAS from a Registered Principal whose office is located in a PAS Office of Supervisory Jurisdiction as that term is defined by NASD rules.

      7. In connection with the appointment of the undersigned as a GIAC Field Representative for the purpose set forth in paragraph 2 above, the entire Guardian Life FR Agreement referred to above and attached hereto as the Exhibit, including all compensation adjustment and service fee provisions, is incorporated herein by reference. Guardian Life FR Agreement compensation provisions that do not apply to PAL and VUL are as noted below. All references to


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

            "Company" within the Guardian Life Agency Agreement shall apply with full force and effect to GIAC. Additionally, the Registered Representative's Agreement between the Field Representative and PAS and the Agent's Agreement between the Field Representative and GIAC are incorporated herein by reference and attached hereto as Exhibits.

      8. Field Representative compensation on PAL is described in Appendix A of the Agreement.

      9. Field Representative compensation on VUL is described in Appendix B of this Agreement.

      10. Allocation of VUL premiums and the effect thereof on compensation is described in Appendix C of this Agreement.

      11. This Agreement may be terminated as outlined in Paragraph 14 of the Guardian Life FR Agreement. In addition, it shall be automatically terminated if the Guardian Life FR Agreement, PAS Registered Representative Agreement or GIAC Agent's Agreement is terminated.

IT SHALL BE EXPRESSLY UNDERSTOOD BY THE FIELD REPRESENTATIVE THAT THIS AGREEMENT SHALL NOT BE EFFECTIVE UNLESS THE FIELD REPRESENTATIVE IS VALIDLY LICENSED IN ACCORDANCE WITH THE REQUIREMENTS OF THE JURISDICTIONS WHERE SOLICITATIONS FOR PAL AND VUL POLICIES OCCUR.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


-----------------------                      --------------------------
       WITNESS                               AUTHORIZED COMPANY OFFICER


-----------------------                      --------------------------
       WITNESS                                  FIELD REPRESENTATIVE


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

                                   APPENDIX A

A. FR Compensation Schedule

------------------------------------------------------------------------------------------------------------
                 LPC Factor on Policy         Unscheduled Payments            Unscheduled Payments 1956/1967
Policy Years           Premiums                 1985 Version FRs                        Version FRs
------------------------------------------------------------------------------------------------------------
     1                    36                            3.5%                                3%
------------------------------------------------------------------------------------------------------------
2 through 10              *                             3.5%                                3%
------------------------------------------------------------------------------------------------------------

*Renewal compensation for preceding employment years on PAL policy premiums shall be the same as set forth in the Field Representatives Plan manuals for existing Plan versions (except that the rates applicable under Part A shall be 50% of standard rates, and in the case of the PAL '95 product only, Part C shall be entirely replaced by Part D as outlined below for those Field Representatives belonging to the 1985 FR Plan version). FR Plan compensation factors shall operate in accordance with the effective date of the Guardian Life FR Agreement.

The first policy year LPC factor of 36 on policy premiums shall be reduced where policies are issued at ages over 70 with actual rates payable determined by deducting from the figure 106 ages of applicable insureds as of policy issue dates.

No compensation shall be payable on PAL policy premiums skipped under the Premium Skip Option of PAL policies. If unscheduled payments are received when policies should be on the Premium Skip Option, renewal compensation on such payments shall be calculated at 5% and applied up to amounts of premium that correspond to renewal PAL policy premiums that would otherwise have been paid if not for the Premium Skip Option being in effect with standard renewal rates on unscheduled payments applied to any premiums received above such PAL policy premium levels.

B. First Policy Year Compensation Chargebacks on PAL '95 Policies

Basic first policy year compensation on policy premiums at $13.75 per thousand of life production credits shall be charged back to Field Representatives on PAL '95 policies that are surrendered or lapsed prior to the policies having been in force for at least eighteen months in accordance with the following:


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

                             APPENDIX A (CONTINUED)

-----------------------------------------------------------------------------------------------------------
Policy Months of PAL '95      Chargeback Percentages 1956/1967
  Surrenders or Lapses                   Version FRs                Chargeback Percentages 1985 Version FRs
-----------------------------------------------------------------------------------------------------------
           1-3                               75%                                      82%
-----------------------------------------------------------------------------------------------------------
           4-6                               70%                                      77%
-----------------------------------------------------------------------------------------------------------
          7-10                               65%                                      71%
-----------------------------------------------------------------------------------------------------------
          11-13                              55%                                      60%
-----------------------------------------------------------------------------------------------------------
           14                                50%                                      55%
-----------------------------------------------------------------------------------------------------------
           15                                40%                                      44%
-----------------------------------------------------------------------------------------------------------
           16                                30%                                      33%
-----------------------------------------------------------------------------------------------------------
           17                                20%                                      22%
-----------------------------------------------------------------------------------------------------------
           18                                10%                                      11%
-----------------------------------------------------------------------------------------------------------


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

                                   APPENDIX B

A. FR Compensation Schedule

--------------------------------------------------------------------------------
                        LPC Factor on Target
    Policy Years              Premiums                Excess Premiums
--------------------------------------------------------------------------------
         1                       33                         3.5%
--------------------------------------------------------------------------------
    2 through 10                  *                         3.5%
--------------------------------------------------------------------------------

      *3.5% policy years two through ten and 2.0% policy years eleven and over credited as Commission Equivalent Compensation (PGF)

VUL compensation shall cease at termination except in the event of retirement in accordance with Section II, Subsection K, Paragraph 1 of the Field Representatives' Plan or possibly in the event of death in accordance with
Section II, Subsection L, Paragraph 1 of the Field Representatives' Plan.


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

                                   APPENDIX C
             ALLOCATION OF PREMIUMS AND THEIR EFFECT ON COMPENSATION

A.    General

      In a first policy year, premiums will first be applied to policy target premium. These will be compensated at first year rates. Any premiums received in the first year of a policy exceeding policy target premium will be considered excess premium to be compensated at excess rates.

      In policy years 2 through 10, any premium received up to nine times policy target premium will be applied as policy target premium and receive compensation at target premium renewal rates. Any premium exceeding nine times policy target premium in policy years two through ten will be considered excess premium to be compensated at excess rates.

      In policy years 11 and greater, the compensation on premium received will be at service fee rates.

B.    Increases In Coverage

      Coverage increases will be reflected in self-contained segments of policies that have their own policy effective dates, policy year durations and policy premiums. Premiums for policies with increases in coverage will be applied to each coverage and associated target premiums in the order the coverages were issued (earliest first). When the sum of the premiums during a given policy year exceeds the sum of all applicable target premiums, any additional amount will be allocated prorata based on target premiums for each coverage. The amount thus allocated will be processed as outlined in the above general description (i.e. it will be processed with reference to policy years of the coverages and amounts of applicable target premiums paid).

C.    Decreases In Coverage

      A coverage decrease will be applied to a last previous coverage increase, if any, or to the initial coverage should no coverage increase have taken place. Such decrease will serve to reduce target premium for the full period so that any regular compensation on subsequent premium received will be based on lower target premium (i.e. The total of renewal compensation payable will be based on nine


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

                             APPENDIX C (CONTINUED)

      times the lower target premium). Any premium amount applied over such lower target premium will be compensated at excess rates for policy years 2 through 10 and at service fee rates for policy years 11 and greater.

      First year compensation will be paid on coverage increases only to the extent such increases should exceed previous coverage decreases.


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